Exhibit 10.2

EAGLE BULK SHIPPING INC.

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Restricted Stock Award Agreement”) dated as of November 7, 2016 (the “Date of Grant”), is made by and between Eagle Bulk Shipping Inc., a Republic of the Marshall Islands company (the “Company”), and Frank De Costanzo (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Eagle Bulk Shipping Inc., 2014 Equity Incentive Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

WHEREAS, the Participant has entered into an employment agreement with the Company and Eagle Shipping International (USA) LLC (“Eagle International”), dated as of September 3, 2016 (the “Employment Agreement”), pursuant to which the Participant will serve as the Chief Financial Officer of Eagle International; and

WHEREAS, as an inducement material to the Participant entering into the Employment Agreement, the Company desires to issue to the Participant, and the Participant hereby accepts, the Restricted Stock (as defined below) on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Participant agree as follows:

1.     Grant of Restricted Stock. The Company hereby grants to the Participant 233,863 shares of restricted Common Stock (the “Restricted Stock”), subject to all of the terms and conditions of this Restricted Stock Award Agreement. The Restricted Stock is not granted under the Plan but will be subject to the terms of the Plan and this Restricted Stock Award Agreement.

2.     Vesting. Subject to Section 4, the Restricted Stock shall vest, and have the forfeiture restrictions applicable thereto lapse, as follows: 100% of the Restricted Stock will vest on September 30, 2019 (the “Vesting Date”), subject to the Participant’s continued employment with the Company or any of its Affiliates on the Vesting Date; provided, however, that in the event that the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason (as defined in the Employment Agreement) prior to the Vesting Date, then, notwithstanding anything herein to the contrary, the Participant shall become vested in a portion of the Restricted Stock as set forth below:

Date of Termination	Vested Restricted Shares (%)
Prior to September 30, 2017	33.33%
On or after September 30, 2017 but prior to September 30, 2018	66.66%
On or after September 30, 2018	100%

3.     Restrictions. The Restricted Stock granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and shall be subject to a risk of forfeiture as described in Section 2 and until any additional requirements or restrictions contained in this Restricted Stock Award Agreement have been otherwise satisfied, terminated or expressly waived by the Company in writing.

4.     Termination of Employment. Except as provided above in Section 2, upon the Participant’s termination of employment for any reason, any portion of Restricted Stock which has not vested as of the date of such termination shall be forfeited.

5.     Voting; Dividends. The Participant shall have the right to vote the Restricted Stock prior to vesting. Except as provided in Section 1.5(c)(iv) of the Plan, the Participant shall receive payment of dividends with respect to the Restricted Stock; provided, that dividends in respect of the portion of the Restricted Stock that has not vested on or prior to the date dividends are paid shall be accumulated, held back ad paid to the Participant if and when such portion of the Restricted Stock becomes vested.

6.     Notification of Election Under Section 83(b) of the Code. If the Participant makes an election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code), the Participant shall notify the Administrator of such election within ten days of filing notice of the election with the U.S. Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

7.     Restricted Stock Award Agreement Subject to Plan. Notwithstanding that the Restricted Stock is not granted under the Plan, this Restricted Stock Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Restricted Stock Award Agreement and the provisions of the Plan, the provisions of this Restricted Stock Award Agreement shall govern.

8.     No Rights to Continuation of Employment. Nothing in the Plan or this Restricted Award Agreement shall confer upon Participant any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company or its shareholders (or of a Subsidiary or its shareholders, as the case may be) to terminate Participant’s employment at any time for any reason whatsoever, with or without Cause.

9.     Tax Withholding. The Company shall be entitled to withhold the amount of applicable withholding taxes in any manner provided in Section 3.4(a) of the Plan, including, at the election of the Participant, by having the Company deduct from any shares delivered upon vesting of the Restricted Stock Award such shares having a value equal to the amount of minimum tax required to be withheld. Such shares shall be valued at their Fair Market Value as of the date on which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made by the Participant with respect to all or any portion of the shares to be delivered pursuant to the Restricted Stock Award.

10.     Governing Law. This Restricted Stock Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

11.     Restricted Stock Award Agreement Binding on Successors. The terms of this Restricted Stock Award Agreement shall be binding upon Participant and upon Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

12.     No Assignment. Notwithstanding anything to the contrary in this Restricted Stock Award Agreement, neither this Restricted Stock Award Agreement nor any rights granted herein shall be assignable by Participant.

13.     Necessary Acts. Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Restricted Stock Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

14.     Entire Restricted Stock Award Agreement. This Restricted Stock Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof.

15.     Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

16.     Counterparts. This Restricted Stock Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

17.     Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Award Agreement as of the date set forth above.

EAGLE BULK SHIPPING INC.

By:	/s/ Gary Vogel
Name:	Gary Vogel
Title:	CEO

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Restricted Stock Award Agreement.

PARTICIPANT

/s/ Frank De Costanzo
Name: Frank De Costanzo